Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information and explanatory notes illustrates the effects of the merger of Center Financial Corporation (“Center”) with and into Nara Bancorp, Inc. (“Nara”) on Nara’s financial position and results of operations based upon the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Nara treated as the acquirer. In connection with the merger, Nara changed its name to BBCN Bancorp, Inc. Nara in its capacity as the surviving corporation in the merger is referred to herein as “BBCN.”

The merger was completed on November 30, 2011. Pursuant to the merger agreement, holders of Center common stock received 0.7805 of a share of common stock of BBCN for each share of Center common stock held immediately prior to the effective time of the merger, rounded to the nearest whole share, plus cash in lieu of the issuance of fractional shares. Outstanding Center stock options and restricted stock awards were converted into stock options to purchase shares of BBCN common stock or shares of BBCN common stock, respectively, with appropriate adjustments to reflect the exchange ratio.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of (i) Nara included in its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the quarter ended September 30, 2011, and (ii) Center included in Exhibits 99.1 and 99.2 to the Current Report on Form 8-K/A of BBCN to which this Exhibit 99.3 is attached.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Center were recorded by BBCN at their respective fair values as of the date the acquisition. The unaudited pro forma combined condensed consolidated income statements for the nine months ended September 30, 2011 and for the year ended December 31, 2010 assume the merger took place on January 1, 2010.

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined companies would have experienced had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma combined condensed financial statements may be subject to revisions in accordance with acquisition accounting guidelines as BBCN finalizes its financial statements subsequent to the acquisition date. This information does not reflect the benefits of expected cost savings or any opportunities to earn additional revenues, and also does not reflect all integration costs that may be incurred. It includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future.

The unaudited pro forma stockholders’ equity and net income should not be considered indicative of the market value of BBCN common stock or the actual or future results of operations of BBCN for any period. Actual results may be materially different from the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of September 30, 2011

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Assets:
Cash and cash equivalents	$175,827	$306,145	$50,431	A,J	$532,403
Securities available for sale, at fair value	455,789	310,983	—		766,772
Non-covered loans held for sale, at the lower of cost or fair value	31,342	66,608	—		97,950
Gross non-covered loans, including covered loans	2,268,128	1,493,119	(95,834)	B,C	3,665,413
Non-covered loans allowance for loan losses	(60,009)	(47,098)	47,098	B,C	(60,009)
Non-covered other real estate owned	4,838	947	—		5,785
Covered other real estate owned	—	1,028	—		1,028
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	21,933	13,199	—		35,132
Premises and equipment, net	9,408	12,281	410	E	22,099
FDIC loss share receivable	—	17,503	(6,651)	F	10,852
Accrued interest receivable	8,257	5,089	—		13,346
Deferred tax assets, net	28,030	19,995	24,659	K	72,684
Cash surrender value of bank owned life insurance	24,677	18,147	—		42,824
Customers’ acceptance liabilities	9,343	3,313	—		12,656
Income tax receivable	8,950	13,236	—		22,186
Goodwill	2,509	—	87,436	L	89,945
Other Intangibles, net	302	418	3,692	L	4,412
Other assets	26,803	22,174	(1,507)	G	47,470

Total assets	$3,016,127	$2,257,087	$109,734		$5,382,948

Liabilities:
Deposits	$2,267,196	$1,796,904	$6,444	H	$4,070,544
FHLB Borrowings	300,000	131,385	4,683	D	436,068
Other borrowed funds	701	745	—		1,446
Long-term subordinated debentures	39,268	18,557	(5,735)	D	52,090
Acceptances outstanding	9,343	3,313	—		12,656
Other liabilities	16,004	11,503	276	I	27,783

Total liabilities	2,632,512	1,962,407	5,668		4,600,587

Stockholders’ equity	383,615	294,680	104,066	A,J	782,361

Total liabilities and stockholders’ equity	$3,016,127	$2,257,087	$109,734		$5,382,948

Total shares outstanding	38,095,260	39,924,259			77,984,252	N

Book value per share, including preferred stock	$10.07	$7.38	$1.41		$10.03

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the Nine Months Ended September 30, 2011

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Interest income	$113,415	$69,017	$19,602	C	$202,034
Interest expense	(24,148)	(18,062)	(1,325)	D,H	(43,535)
Provision for loan losses	(18,792)	(12,200)	—		(30,992)

Net interest income after provision for loan losses	70,475	38,755	18,277		127,507

Non-interest income	16,452	19,543	—		35,995
Non-interest expense	(50,398)	(37,919)	2,617	M	(85,700)

Income before income tax provision	36,529	20,379	20,894		77,802
Income tax provision	13,650	1,205	8,263		23,118

Net income	22,879	19,174	12,631		54,684

Preferred stock dividends and accretion of preferred stock discount	(3,227)	(2,261)	—		(5,488)

Net income available to common stockholders	$19,652	$16,913	$12,631		$49,196

Weighted average shares outstanding - Basic	38,044,625	39,865,808			77,929,984

Weighted average shares outstanding - Diluted	38,070,141	39,931,507			77,955,500

Earnings per share – Basic	$0.52	$0.42	$0.16		$0.63
Earnings per share – Diluted	$0.52	$0.42	$0.16		$0.63

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the Year Ended December 31, 2010

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Interest income	$150,436	$95,831	$26,136	C	$272,403
Interest expense	(42,052)	(27,893)	281	D,H	(69,664)
Provision for loan losses	(84,630)	(22,010)	—		(106,640)

Net interest income after provision for loan losses	23,754	45,928	26,417		96,099

Non-interest income	24,481	26,088	—		50,569
Non-interest expense	(63,374)	(48,017)	1,724	M	(109,667)

Income (loss) before income tax provision	(15,139)	23,999	28,141		37,001

Income tax provision (benefit)	(7,900)	1,316	11,650		5,066

Net income (loss)	(7,239)	22,683	16,491		31,935

Preferred stock dividends and accretion of preferred stock discount	(4,291)	(31,996)	—		(36,287)

Net income (loss) available to common stockholders	$(11,530)	$(9,313)	$16,491		$(4,352)

Weighted average shares outstanding	37,919,340	35,263,251			77,804,699

Earnings (loss) per share – Basic	$(0.30)	$(0.26)	$0.21		$(0.06)
Earnings (loss) per share – Diluted(2)	$(0.30)	$(0.26)	$0.21		$(0.06)

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.
(2)	When an entity has a net loss from continuing operations, potential common shares are not included in the computation of diluted per share amounts since such inclusion would be anti-dilutive. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed consolidated financial information related to the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2011 assuming the merger was completed on September 30, 2011, and also giving effect to an issuance of approximately 8 million shares of common stock by Nara in an October 2011 stock offering, as if both transactions had occurred as of the beginning of the earliest period presented. The unaudited pro forma combined condensed consolidated income statements for the nine months ended September 30, 2011 and for the year ended December 31, 2010 were prepared assuming the merger was completed on January 1, 2010. In the merger, 0.7805 of a share of BBCN common stock was issued in exchange for each outstanding share of Center common stock, resulting in BBCN issuing 31,160,884 common shares at a fair value of $292.0 million.

The merger was accounted for by BBCN using the acquisition method of accounting. Accordingly, the assets and liabilities of Center were recorded at their respective fair values and represents management’s estimates based on available information. The final allocation of the purchase price will be determined after completion of analyses of the fair value of Center’s tangible and identifiable intangible assets and liabilities as of the merger completion date. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of Center as compared with the information shown in the unaudited pro forma combined condensed financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Center’s shareholder’s equity, including changes resulting from Center’s operations during the period from September 30, 2011 through the date the merger was completed will also change the purchase price allocation, which may affect the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

For purposes of the unaudited pro forma combined condensed consolidated income statements for the nine months ended September 30, 2011 and for the year ended December 31, 2010, we assumed no adjustments to the historical deferred tax asset valuations in the amount of $6.4 million and $6.0 million, respectively, recorded by Center. Had Nara acquired Center as of January 1, 2010, the reversal of all or a portion of the deferred tax asset valuation allowance of the combined entity could have differed materially from the amount presented in the unaudited pro forma combined condensed consolidated income statements. In addition, the pro forma combined condensed consolidated financial statements do not take into account the impact, if any, of an ownership change under Section 382 of the Code that would have occurred with respect to BBCN as of January 1, 2010.

The historical financial results of Nara include merger and acquisition integration costs of $1.5 million and $1.0 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively. These integration costs primarily consisted of legal and other professional fees and due diligence related costs. The historical financial results of Nara also include $3.2 million and $4.3 million of preferred stock dividends and discount accretion for the six months ended September 30, 2011 and the year ended December 31, 2010. These amounts related to Nara’s participation in the U.S. Department of the Treasury’s Capital Purchase Program.

The historical financial results of Center for the nine months ended September 30, 2011 and the year ended December 31, 2010 include $12.2 million and $22.0 million provisions for credit losses and professional fees of $1.1 million and $0.7 million associated with the merger, respectively. The historical financial results of Center also include $2.3 million and $3.0 million of preferred stock dividends and discount accretion for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, as well as an intrinsic value of $29 million for the beneficial conversion feature of its Series B Preferred Stock issued in December 2009.

The merger is expected to result in annual cost savings to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma combined amounts.

2.	Preliminary Purchase Accounting Allocations

The unaudited pro forma combined condensed consolidated financial information for the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2011 assuming the merger was completed on September 30, 2011. The unaudited pro forma combined condensed consolidated income statements for the nine months ended September 30, 2011 and the year ended December 31, 2010 was prepared assuming the merger was completed on January 1, 2010.

Preliminary Purchase Accounting Allocations

		(in thousands)
BBCN common stock issued(1)		$291,977
Cash in lieu of fractional shares paid to Center Financial stockholders		1
Fair value of Center Financial employee stock options		1,347
Fair value of Center Financial common stock warrant		(648)

Total consideration		$292,677

Carrying value of Center net assets at September 30, 2011(2)		$241,073
Loans, net	(48,736)
FDIC loss share receivable	(6,651)
Core deposit intangible	3,692
Other assets	(1,097)
Certificates of deposits	(6,444)
Borrowings	1,052
Other liabilities	(276)
Other expected transaction costs(3)	(2,031)
Deferred tax effect of adjustments (42.18)%	24,659

Total fair value adjustments		(35,832)

Fair value of net assets acquired at September 30, 2011		$205,241

Excess of consideration paid over fair value of net assets acquired (goodwill)		$87,436

(1)	The purchase price is based on a price of $9.37 per share of BBCN common stock (closing price as of November 30, 2011) and the 31,160,884 shares being issued.
(2)	The carrying value of Center net assets at September 30, 2011 of $241,073 is equal to Center’s total assets less liabilities and preferred stock at that date. Total stockholders’ equity of $294,680 at September 30, 2011 includes $53,607 of Series A Preferred Stock issued to the United States of Treasury Department pursuant to the TARP Capital Purchase Program.
(3)	Other expected transaction costs consist of financial adviser fees and other transaction related costs.

3.	Preliminary Pro Forma Adjustments

A.	Adjustment to equity reflects the acquisition of Center by the issuance of approximately 31.2 million shares of the BBCN common stock, which was calculated by multiplying Center’s 39,924,259 shares outstanding as of November 30, 2011 by the merger exchange ratio of 0.7805 and an October 2011 stock offering of 8,724,475 shares.

B.	The fair value of the loan portfolio being acquired from Center is estimated by Nara to be less than the net book value of the related assets. Based on management’s judgment, we applied an approximate $95.8 million discount to Center’s non-covered gross loan portfolio to estimate the fair value at September 30, 2011. This adjustment reflects our estimates of both market rate differential and potential adjustments required by FASB ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Because the acquired loans are recorded at fair value at the acquisition date, there is no carryover of the seller’s allowance for loan losses of approximately $47,098,000.

In accordance with GAAP, BBCN will accrete the fair value difference pertaining to market rate differential into interest income over the remaining term of the Center loan portfolio. In addition, the fact that the loans acquired with deteriorated credit quality are recorded at fair value at acquisition date could result in a reduction in the amount of loan loss provision expense required on these loans in the future.

C.	The loan fair value adjustment pertaining to market rate differential will be recognized over the estimated remaining life of the loan portfolio. The accretion for the first 12 months after the effective date is estimated to be approximately $26.1 million before tax.

D.	The fair value of the outstanding FHLB borrowing assumed from Center is estimated by BBCN to be above the face amount of such debt. On the other hand, the fair value of the outstanding subordinated debt assumed from Center is estimated by BBCN to be below the face amount of such debt. In accordance with GAAP, subsequent to the effective date, BBCN will record amortization and accretion to the face amount in interest expense over the remaining term of the debt. The net amortization for the first 12 months after the effective date is estimated to be approximately $3.3 million.

E.	The fair value of premises and equipment being acquired from Center is estimated by BBCN to be above the book value of such assets primarily due to appreciation in the value of land portion of the real estate owned by Center for its Western Branch and Olympic Branch.

F.	Adjustment to FDIC loss share receivable represents the fair value based on the discounted value of expected future cash flows under the loss sharing agreement.

G.	Adjustment to other assets includes servicing assets of ($0.5 million), investments in affordable housing partnerships of ($1.1 million) and an increase to reflect the fair value of the favorable operating leases of $89,000.

H.	The fair value of certificate of deposit liabilities is estimated by BBCN to be above the face amount of such deposits. In accordance with GAAP, BBCN will record amortization to the face amount in interest expense over the remaining term of the deposits. The amortization for the first 12 months after the effective date is estimated to be approximately $3,019,000.

I.	Adjustment to other liabilities reflects the unfavorable facilities lease contracts having rental rates that exceed current market rates.

J.	The equity of the pro forma combined company was reduced for transaction costs of $6.2 million and restructuring costs of $3.1 million that are expected to be incurred by Nara and Center in connection with the merger. Some of these costs may not be tax deductible. The deductibility of such costs will be determined subsequent to the completion of the merger.

The specific details of the plan to integrate the operations of Nara and Center will continue to be refined over the next several months, and will include assessments of the personnel, benefit plans, premises, equipment and service contracts to determine the extent of redundancies that may be eliminated. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with service providers and selling or otherwise disposing of certain furniture and equipment. Also included in the restructuring costs are additional integration costs consisting of costs relating to corporate name changes and incremental communication costs to customers and business partners, among others. Costs associated with these actions will be recorded based on the nature of the cost and timing of the integration actions.

K.	Adjustment to deferred tax assets represents the tax effect of the pro forma adjustments using a combined federal and state tax rate of 42.18%.

L.	A core deposit intangible arises from a financial institution or a financial institution branch having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method, which we have used to estimate this value, is based upon the principle of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. In determining this value, we have considered recently completed transactions and estimate that the overall value assigned to the DDA, NOW, Money Market and Savings approximated one percent as a result of the cost of these deposits being lower than the cost of comparable alternative funding sources. This presentation assumes amortization on a straight-line basis over seven years, which approximates $586,000 for the first year.

M.	An adjustment to non-interest expense was made to exclude the actual costs of $2.6 million and $1.7 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, incurred by Nara and Center related to the merger and to amortize $0.4 million and $0.6 million of the core deposit intangible for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively as well as amortization or accretion, as applicable, on servicing assets, favorable and unfavorable leases, investments in affordable housing partnerships and FDIC loss share receivable.

N.	The amount of pro forma combined total shares outstanding is the actual combined outstanding shares as of November 30, 2011, which includes 46,823,368 Nara shares (including 8,724,475 shares issued in the October 2011 public offering) and the 39,924,259 pre-merger outstanding Center shares converted at the merger exchange ratio into 31,160,884 BBCN shares.